Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY UPDATES MT. HOPE PROJECT PERMITTING PROGRESS

LAKEWOOD, COLORADO — February 8, 2011, General Moly (NYSE Amex and TSX: GMO) provided an update to the Company’s permitting progress on the Mt. Hope project in Nevada.

During the week of December 13, 2010, the Bureau of Land Management (BLM) held a meeting with the Company and the Cooperating Agencies to finalize edits to the Mt. Hope project’s Draft EIS (DEIS).  Although edits to address the majority of comments to the DEIS were finalized at or shortly following that meeting, some comments and associated analysis are taking longer to finalize and incorporate than anticipated.

Based on the pace at which these edits are being completed and additional Cooperating Agency reviews the BLM has determined necessary, it is unlikely that the DEIS will be released for publication until the second quarter of this year.  Once the DEIS is released for publication by the Battle Mountain, NV office of the BLM, we estimate the Notice of Availability process to publish the DEIS in the Federal Register will take an additional 1-2 months, although other DEIS publications have taken longer.  The Company’s current expectation is that the Record of Decision (ROD) will occur 6-9 months following DEIS publication and that production at Mt. Hope will occur approximately 20 months following initiation of project construction.

Bruce D. Hansen, Chief Executive Officer, said, “As we have indicated before, we are in a phase of the permitting process where we participate and contribute, but we do not control.  We continue to support the BLM, its independent EIS contractor and other stakeholders to finalize these edits to the DEIS as quickly as possible and are working to expedite the DEIS publication to the extent that we are able.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  Subsequent closings under the Stock Purchase Agreement with Hanlong and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.